EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Third Quarter 2016 Financial Results

  Non-GAAP EPS of $1.25; GAAP EPS of $0.68
  Continued strong operational execution
  Generated cash flow from operations of $182.4 million

LOS ANGELES, Oct. 20, 2016 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE:RS) today reported its financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Financial Highlights

  Sales were $2.19 billion, down 4.4% from $2.29 billion in the third quarter of 2015 and down 0.8% from $2.20 billion in the second quarter of 2016.
  Tons sold were down 2.7% from the third quarter of 2015 and down 4.9% from the second quarter of 2016, with the average selling price per ton sold down 1.8% from the third quarter of 2015 and up 4.4% from the second quarter of 2016.
  Net income attributable to Reliance was $49.5 million, compared to $51.4 million in the third quarter of 2015 and $100.9 million in the second quarter of 2016. Net income attributable to Reliance included a pre-tax impairment and restructuring charge of $67.3 million, or $0.57 per diluted share, in the third quarter of 2016, and $55.5 million, or $0.47 per diluted share, in the third quarter of 2015.  These charges were primarily related to certain of the Company’s  businesses serving the energy industry.
  Earnings per diluted share were $0.68, compared to $0.69 in the third quarter of 2015 and $1.38 in the second quarter of 2016.
  Non-GAAP earnings per diluted share were $1.25, compared to $1.16 in the third quarter of 2015 and $1.36 in the second quarter of 2016.
  Reliance recorded a pre-tax LIFO inventory valuation credit adjustment, or income, of $11.3 million in the third quarter of 2016, compared to $35.0 million in the third quarter of 2015, included in cost of sales. In the second quarter of 2016, Reliance did not record a LIFO inventory valuation adjustment.
  The effective tax rate was 28.2%, compared to 32.1% in the third quarter of 2015, and 32.7% in the second quarter of 2016.
  Cash flow from operations was $182.4 million in the third quarter of 2016 and net debt-to-total capital was 32.2% at September 30, 2016.
  A quarterly cash dividend of $0.425 per share was declared on October 19, 2016 for stockholders of record as of November 18, 2016 and will be payable on December 16, 2016.

Management Commentary
“I continue to be very pleased with our operational performance,” said Gregg Mollins, President and Chief Executive Officer of Reliance.  “Although our Non-GAAP FIFO gross profit margin declined slightly from 31.1% in the prior quarter to 30.0% in the third quarter of 2016, our managers in the field continued to execute our business model effectively, despite both metals demand and pricing softening more than we had originally expected.  We anticipated a decline in our FIFO gross profit margin as we were able to capitalize on mill price increases during the second quarter that were not present in the third quarter. Given this environment, we are very proud of our managers’ ability to achieve these strong gross profit margin levels, which are supported by our diligent inventory management and significant investments in innovative, value-added processing equipment.”

Mr. Mollins continued, “As a result of the multiple price increases that were announced throughout the second quarter of 2016, our third quarter average selling price per ton sold was up 4.4% over the prior quarter, though still below 2015 levels. That said, the positive metals pricing environment began to lose momentum as the third quarter progressed and prices have continued to decline thus far into the fourth quarter.  The trade cases filed by U.S. producers coupled with production capacity discipline by these same mills continue to be supportive of domestic pricing.  However, overall softer demand and the normal seasonal factors heading into the fourth quarter have contributed to current pricing pressure.”

“We continuously evaluate each of our 300 plus operations to determine if they meet our profitability standards.  Given our updated long-term outlook for the energy market, we recorded a pre-tax impairment and restructuring charge of $67.3 million in the third quarter of 2016 primarily related to certain of our operations servicing the energy end market.    The charge includes the planned closure of a few of our locations, which we believe is necessary to enhance our overall operating efficiencies and long-term profitability,” Mr. Mollins further stated.

Mr. Mollins concluded, “I commend our managers for their phenomenal ability to execute throughout all cycles.  I am pleased with our financial performance for the quarter which benefitted from our ongoing pricing discipline as well as effective expense and inventory management.  For the balance of the year and into 2017, we plan to continue our strong operational execution of our successful business model, while also maintaining our focus on growth through both organic investments and acquisitions.”

Third Quarter 2016 Business Metrics
(tons in thousands; percentage change)
	Q3 2016	Q2 2016	Sequential Quarter Change	Q3 2015	Year-Over- Year Change
Tons sold	1,445.5	1,519.4	(4.9%)	1,485.9	(2.7%)
Tons sold (same-store)	1,426.3	1,501.6	(5.0%)	1,485.9	(4.0%)
Average selling price per ton sold	$1,501	$1,438	4.4%	$1,529	(1.8%)
Average selling price per ton sold (same-store)	$1,494	$1,431	4.4%	$1,529	(2.3%)

Third Quarter 2016 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q3 2016 Tons Sold	Q2 2016 Tons Sold	Sequential Quarter Change	Q3 2015 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,167.4	1,233.9	(5.4%)	1,216.0	(4.0%)	6.7%	0.8%
Aluminum	86.3	91.9	(6.1%)	85.7	0.7%	1.1%	(2.2%)
Stainless steel	78.0	80.9	(3.6%)	76.3	2.2%	4.0%	(6.2%)
Alloy	44.6	41.7	7.0%	56.0	(20.4%)	(3.4%)	(4.1%)

	Sales ($'s in millions; percentage change)
	Q3 2016 Sales	Q2 2016 Sales	Sequential Quarter Change	Q3 2015 Sales	Year-Over- Year Change
Carbon steel	$1,183.9	$1,172.6	1.0%	$1,223.4	(3.2%)
Aluminum	$439.2	$462.8	(5.1%)	$446.2	(1.6%)
Stainless steel	$311.0	$310.1	0.3%	$324.4	(4.1%)
Alloy	$114.2	$110.6	3.3%	$149.6	(23.7%)

Year-to-Date (9 months) 2016 Business Metrics
(tons in thousands; percentage change)
	2016	2015	Year-Over- Year Change
Tons sold	4,467.9	4,538.6	(1.6%)
Tons sold (same-store)	4,415.8	4,538.6	(2.7%)
Average selling price per ton sold	$1,454	$1,607	(9.5%)
Average selling price per ton sold (same-store)	$1,447	$1,607	(10.0%)

Year-to-Date (9 months) 2016 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)			Average Selling Price per Ton Sold (percentage change)
	2016 Tons Sold	2015 Tons Sold	Year-Over- Year Change	Year-Over-Year Change
Carbon steel	3,617.9	3,703.8	(2.3%)	(9.7%)
Aluminum	268.3	261.7	2.5%	(4.3%)
Stainless steel	237.1	231.9	2.2%	(14.7%)
Alloy	135.3	183.1	(26.1%)	(5.6%)

	Sales ($'s in millions; percentage change)
	2016 Sales	2015 Sales	Year-Over-Year Change
Carbon steel	$3,483.4	$3,946.9	(11.7%)
Aluminum	$1,359.1	$1,385.1	(1.9%)
Stainless steel	$921.4	$1,056.5	(12.8%)
Alloy	$356.2	$510.5	(30.2%)

End Market Commentary
Consistent with normal seasonal patterns, Reliance’s shipments declined in the third quarter of 2016 compared to the second quarter of 2016.  In addition, overall metals demand weakened more than expected.  Despite these factors, however, Reliance continues to benefit from its strategy of serving diverse end markets and providing superior quality and processing services through its extensive capital investments.  The Company’s same-store tons sold were down 2.7% in the nine months ended September 30, 2016, compared to the MSCI industry decline of 6.8%.

  Automotive demand remains strong.  Reliance supports the automotive market mainly through the Company’s toll processing operations in the U.S. and Mexico and continues to increase its toll processing volume through investments in new facilities and processing equipment primarily to support incremental demand from the increased usage of aluminum by the automotive industry.
  Aerospace demand also remains strong.  Reliance maintains its positive outlook in aerospace and expects to continue growing its market share in this end market given the capital investments and key acquisitions it has made in this space.
  Heavy industry demand declined further.  However, the Company remains optimistic that the five year infrastructure bill, which was passed in December 2015, should help improve future demand trends in the infrastructure and road construction equipment markets.
  Non-residential construction demand remains relatively steady.  Reliance believes that this important end market will continue to experience gradual, positive growth in the coming quarters and that Reliance is well positioned to absorb increased volume into its existing cost structure as this market improves over time.
  Energy (oil and gas) demand for the products Reliance sells remains weak. Reliance expects drilling activity levels to remain under pressure for the foreseeable future but has recently begun to see early signs of new activity in the market.

Balance Sheet & Liquidity
The Company generated cash flow from operations of $387.6 million in the first nine months of 2016.  Total debt outstanding was $2.1 billion at September 30, 2016, for a net debt-to-total capital ratio of 32.2%.  The Company had $1.1 billion available for borrowings on its $1.5 billion revolving credit facility at September 30, 2016.

As previously announced, on September 30, 2016, Reliance entered into a new $2.1 billion credit agreement comprised of a $1.5 billion unsecured revolving credit facility and a $600 million unsecured term loan. The new credit agreement, which has a term of five years, replaces the Company's existing credit agreement with substantially consistent terms. Both facilities allow for prepayments, and the credit agreement includes an option to increase the revolving credit facility for up to an additional $500 million.

“We are very pleased with our overall liquidity position which provides us with the flexibility and resources to continue investing in the growth of our business, both organically and through M&A opportunities, as well as to return value to our stockholders,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance.  “During the first nine months of the year, we were able to use our strong cash from operations and borrowings on our credit facility to fund $110.6 million of capital expenditures and $349.0 million for our three acquisitions, as well as to pay $89.5 million in dividends to our valued stockholders.  In addition, we intend to use proceeds from the revolving credit facility to retire $350.0 million of 6.2% senior unsecured notes when they mature on November 15, 2016, which will result in pro forma interest savings of approximately $15.0 million per year.”

Impairment and Restructuring
Reliance recorded a pre-tax impairment and restructuring charge of $67.3 million, or $0.57 per diluted share, in the third quarter of 2016 mainly due to the Company's long-term outlook for the energy market, as well as the Company's planned closure or sale of certain locations.  In the third quarter of 2015, the Company recorded a pre-tax impairment and restructuring charge of $55.5 million, or $0.47 per share, also related mainly to its businesses serving the energy market.

Corporate Developments
As previously announced, effective August 1, 2016, Reliance acquired all of the capital stock of Alaska Steel Company (“Alaska Steel”), a full-line metal distributor founded in 1982 and headquartered in Anchorage, Alaska. Alaska Steel represents Reliance's entry into the significant Alaskan market and furthers Reliance’s geographic, customer and product diversification. The Company provides steel, aluminum, stainless and specialty metals and related processing services to a variety of customers in diverse industries throughout Alaska including infrastructure, energy and mining. Alaska Steel's net sales were approximately $33 million for the year ended December 31, 2015.

During the nine months ended September 30, 2016, the Company did not repurchase any shares of its common stock under its existing share repurchase program.  In 2015, Reliance repurchased 6.2 million shares at an average price of $57.39 per share, for a total of $355.5 million.  At September 30, 2016, approximately 8.4 million shares remained available for repurchase under the share repurchase program.  The Company expects to opportunistically repurchase shares of its common stock going forward.

On October 4, 2016, the Company expanded its Board of Directors from nine to 11 members with the appointment of Karen W. Colonias and Douglas W. Stotlar as independent directors. Both Ms. Colonias and Mr. Stotlar were also appointed to the Audit Committee and the Compensation Committee of Reliance’s Board of Directors.  Ms. Colonias and Mr. Stotlar have extensive board and management experience which complements Reliance’s existing Board membership. Reliance believes Ms. Colonias and Mr. Stotlar will provide valuable perspectives and insights to enhance the execution of the Company’s successful growth and operational strategies.

Business Outlook
Reliance management continues to believe the U.S. economy is generally healthy and anticipates a continued slow recovery. However, given increased uncertainty in the market at this time, along with normal seasonal patterns that result in fewer shipping days in the fourth quarter due to holiday-related customer closures, the Company is cautious in regard to both business activity levels and metals pricing in the fourth quarter of 2016.   Reliance management estimates tons sold to be down 5% to 7% in the fourth quarter of 2016 compared to the third quarter of 2016. Further, management believes that metals pricing for most of the Company’s products will experience continued downward pressure in the fourth quarter of 2016 and therefore expects its average selling price will be down 1% to 3% from the third quarter of 2016. As a result, management currently expects Non-GAAP earnings per diluted share to be in the range of $0.65 to $0.75 for the fourth quarter of 2016.

Conference Call Details
A conference call and simultaneous webcast to discuss the third quarter 2016 financial results and business outlook will be held today, October 20, 2016 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time.  To listen to the live call by telephone, please dial (877) 407-0789 (U.S. and Canada) or (201) 689-8562 (International) approximately 10 minutes prior to the start time and use conference ID: 13645950.  The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, November 3, 2016 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13645950. The webcast will remain posted on the Investors section of Reliance’s web site at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and twelve countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.  Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing.  In 2015, Reliance’s average order size was $1,660, approximately 47% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may include, but are not limited to, discussions of Reliance’s business strategies and its expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, liquidity, litigation matters and capital resources.  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate.  Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance.  Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC").  As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Important risks and uncertainties about Reliance’s business can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO. SELECTED UNAUDITED FINANCIAL DATA (in millions, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Income Statement Data:

Net sales	$2,185.2	$2,286.2	$6,551.8	$7,324.3
Gross profit[1]	654.6	638.3	1,976.4	1,964.9
Operating income	93.5	101.7	396.4	431.2
Pre-tax income	70.5	77.7	331.3	364.2
Net income attributable to Reliance	49.5	51.4	242.6	242.9
Diluted earnings per share attributable to
Reliance stockholders	$0.68	$0.69	$3.32	$3.21
Non-GAAP diluted earnings per share
attributable to Reliance stockholders[2]	$1.25	$1.16	$3.64	$3.67
Weighted average shares outstanding –
diluted	73,280,797	74,136,193	73,034,938	75,673,596
Gross profit margin[1]	30.0%	27.9%	30.2%	26.8%
Operating income margin	4.3%	4.4%	6.1%	5.9%
Pre-tax income margin	3.2%	3.4%	5.1%	5.0%
Net income margin – Reliance	2.3%	2.2%	3.7%	3.3%
Cash dividends per share	$0.425	$0.400	$1.225	$1.200

	September 30,	December 31,
	2016	2015*
Balance Sheet and Other Data:

Current assets	$2,848.9	$2,554.2
Working capital	1,845.2	1,564.5
Property, plant and equipment, net	1,665.4	1,635.5
Total assets	7,584.9	7,121.6
Current liabilities	1,003.7	989.7
Long-term debt	1,679.7	1,427.9
Total Reliance stockholders’ equity	4,123.4	3,914.1
Capital expenditures (year-to-date)	110.6	172.2
Cash provided by operations (year-to-date)	387.6	1,025.0
Net debt-to-total capital[3]	32.2%	31.8%
Return on Reliance stockholders' equity[4]	8.0%	7.6%
Current ratio	2.8	2.6
Book value per share[5]	$56.80	$54.59

* Amounts were derived from audited financial statements.
________________________
[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP earnings reconciliation.
[3] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
[4] Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance stockholders’ equity.
[5] Book value per share is calculated as total Reliance stockholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED BALANCE SHEETS (in millions, except share amounts)

	September 30,	December 31,
	2016	2015*
ASSETS

Current assets:
Cash and cash equivalents	$143.3	$104.3
Accounts receivable, less allowance for doubtful accounts of
$17.2 at September 30, 2016 and $16.3 at December 31, 2015	1,042.9	916.6
Inventories	1,600.1	1,436.0
Prepaid expenses and other current assets	57.5	60.8
Income taxes receivable	5.1	36.5
Total current assets	2,848.9	2,554.2
Property, plant and equipment:
Land	226.8	196.2
Buildings	1,045.7	1,006.3
Machinery and equipment	1,643.4	1,569.8
Accumulated depreciation	(1,250.5)	(1,136.8)
	1,665.4	1,635.5

Goodwill	1,828.9	1,724.8
Intangible assets, net	1,166.2	1,125.4
Cash surrender value of life insurance policies, net	36.8	45.8
Other assets	38.7	35.9
Total assets	$7,584.9	$7,121.6

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$312.2	$247.0
Accrued expenses	101.8	83.0
Accrued compensation and retirement costs	120.0	118.7
Accrued insurance costs	43.5	40.2
Current maturities of long-term debt and short-term borrowings	426.2	500.8
Total current liabilities	1,003.7	989.7
Long-term debt	1,679.7	1,427.9
Long-term retirement costs	105.9	103.8
Other long-term liabilities	14.8	30.4
Deferred income taxes	627.6	627.1
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000,000
None issued or outstanding	-	-
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 72,563,344 at September 30, 2016 and 71,739,072
at December 31, 2015	582.2	533.8
Retained earnings	3,633.2	3,480.0
Accumulated other comprehensive loss	(92.0)	(99.7)
Total Reliance stockholders’ equity	4,123.4	3,914.1
Noncontrolling interests	29.8	28.6
Total equity	4,153.2	3,942.7
Total liabilities and equity	$7,584.9	$7,121.6

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net sales	$2,185.2	$2,286.2	$6,551.8	$7,324.3

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,530.6	1,647.9	4,575.4	5,359.4
Warehouse, delivery, selling, general and
administrative	454.3	428.9	1,361.6	1,315.8
Depreciation and amortization	55.1	54.4	166.7	164.6
Impairment of long-lived assets	51.7	53.3	51.7	53.3
	2,091.7	2,184.5	6,155.4	6,893.1

Operating income	93.5	101.7	396.4	431.2

Other income (expense):
Interest	(22.2)	(21.2)	(65.6)	(63.3)
Other (expense) income, net	(0.8)	(2.8)	0.5	(3.7)
Income before income taxes	70.5	77.7	331.3	364.2
Income tax provision	19.9	24.9	85.1	116.9
Net income	50.6	52.8	246.2	247.3
Less: Net income attributable to noncontrolling
interests	1.1	1.4	3.6	4.4
Net income attributable to Reliance	$49.5	$51.4	$242.6	$242.9

Earnings per share attributable to Reliance stockholders:
Diluted	$0.68	$0.69	$3.32	$3.21
Basic	$0.68	$0.70	$3.36	$3.24

Cash dividends per share	$0.425	$0.400	$1.225	$1.200

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Nine Months Ended
	September 30,
	2016	2015
Operating activities:
Net income	$246.2	$247.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	166.7	164.6
Impairment of long-lived assets	51.7	53.3
Deferred income tax provision (benefit)	0.5	(3.2)
Gain on sales of property, plant and equipment	(1.1)	(1.9)
Stock-based compensation expense	17.8	17.6
Other	5.9	7.7
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(112.0)	65.4
Inventories	(95.5)	156.8
Prepaid expenses and other assets	35.2	(16.1)
Accounts payable and other liabilities	72.2	24.8
Net cash provided by operating activities	387.6	716.3

Investing activities:
Purchases of property, plant and equipment	(110.6)	(119.4)
Acquisitions, net of cash acquired	(349.0)	—
Other	1.6	5.6
Net cash used in investing activities	(458.0)	(113.8)

Financing activities:
Net short-term debt (repayments) borrowings	(11.9)	9.9
Proceeds from long-term debt borrowings	1,713.0	510.0
Principal payments on long-term debt	(1,525.2)	(729.0)
Debt issuance costs	(6.8)	—
Dividends and dividend equivalents paid	(89.5)	(90.7)
Exercise of stock options	31.3	11.0
Share repurchases	—	(313.9)
Other	(4.1)	(5.5)
Net cash provided by (used in) financing activities	106.8	(608.2)
Effect of exchange rate changes on cash	2.6	(6.4)
Increase (decrease) in cash and cash equivalents	39.0	(12.1)
Cash and cash equivalents at beginning of year	104.3	106.2
Cash and cash equivalents at end of period	$143.3	$94.1

Supplemental cash flow information:
Interest paid during the period	$47.0	$46.5
Income taxes paid during the period, net	$67.2	$168.3

Non-cash investing and financing activities:
Debt assumed in connection with acquisition	$6.1	$—

RELIANCE STEEL & ALUMINUM CO. NON-GAAP EARNINGS AND GROSS PROFIT RECONCILIATION (in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2016	2016	2015	2016	2016	2015

Net income attributable to Reliance	$49.5	$100.9	$51.4	$0.68	$1.38	$0.69
Non-recurring settlement gain	-	(2.2)	-	-	(0.03)	-
Impairment and restructuring charges	67.3	-	55.5	0.91	-	0.75
Income tax (benefit) expense, related to above items	(25.0)	0.8	(21.1)	(0.34)	0.01	(0.28)
Non-GAAP net income attributable to Reliance	$91.8	$99.5	$85.8	$1.25	$1.36	$1.16

		Net Income		Diluted EPS
		Nine Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2016	2015	2016	2015

Net income attributable to Reliance		$242.6	$242.9	$3.32	$3.21
Non-recurring settlement gain		(2.2)	-	(0.03)	-
Impairment and restructuring charges		67.3	56.3	0.92	0.74
Income tax benefit, related to above items		(24.2)	(21.4)	(0.33)	(0.28)
Resolution of certain tax matters		(17.6)	-	(0.24)	-
Non-GAAP net income attributable to Reliance		$265.9	$277.8	$3.64	$3.67

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Gross profit - LIFO	$654.6	$685.1	$638.3	$1,976.4	$1,964.9
LIFO/LCM income	(11.3)	-	(35.0)	(11.3)	(75.0)
Gross profit - FIFO	643.3	685.1	603.3	1,965.1	1,889.9
Restructuring charges	11.7	-	1.6	11.7	1.6
Non-GAAP gross profit - FIFO	$655.0	$685.1	$604.9	$1,976.8	$1,891.5

Gross profit margin - LIFO	30.0%	31.1%	27.9%	30.2%	26.8%
LIFO/LCM income as a % of sales	(0.6%)	0.0%	(1.5%)	(0.2%)	(1.0%)
Gross profit margin - FIFO	29.4%	31.1%	26.4%	30.0%	25.8%
Restructuring charges	0.6%	0.0%	0.1%	0.2%	0.0%
Non-GAAP gross profit margin - FIFO	30.0%	31.1%	26.5%	30.2%	25.8%

Reliance Steel & Aluminum Co.'s presentation of adjusted net income, EPS, gross profit and gross profit margin over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include a settlement gain, impairment and restructuring charges related to certain of the Company's energy related-businesses and the anticipated closure or sale of some of its locations, a debt restructuring-related charge, and the resolution of certain tax matters, which make comparisons to the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400